Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Ark Global Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated December 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Ark Global Acquisition Corp. as of December 17, 2020 and for the period from December 1, 2020 (inception) through December 17, 2020 appearing in the Registration Statement on Form S-1, as filed (File No. 333-251832), of Ark Global Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

February 4, 2021